Exhibit 5.1

Kenneth L. Guernsey

(415) 693 2091

kguernsey@cooley.com

August 8, 2013

Medivation, Inc.

525 Market Street, 36th Floor

San Francisco, CA 94105

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Medivation, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 3,000,000 shares of the Company’s common stock, par value $0.01 per share (the “ESPP Shares”), issuable pursuant to the Company’s 2013 Employee Stock Purchase Plan (the “ESPP”), (ii) 550,000 shares of the Company’s common stock, par value $0.01 per share (the “EIP Shares” and together with the ESPP Shares, the “Shares”), issuable pursuant to the Company’s Amended and Restated 2004 Equity Incentive Award Plan (the “EIP” and together with the ESPP, the “Plans”), and (iii) 3,550,000 associated rights to purchase Series C Junior Participating Preferred Stock (the “Purchase Rights”) pursuant to the Rights Agreement (the “Rights Agreement”), dated as of December 4, 2006, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

In connection with this opinion, we have examined and relied upon (a) the Plans, and the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, Certificate of Designations of Series C Junior Participating Preferred Stock, Amended and Restated Certificate of Designations, Preferences, Rights and Limitations of Series B Convertible Preferred Stock, Amended and Restated Bylaws and the Rights Agreement, each as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents, where authorization, where due execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting and amending the Rights Agreement. As to certain factual matters, we have relied upon a certificate of an officer of the Company to verify such matters. Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the associated Purchase Rights have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in accordance with the Plans, the Rights Agreement, the Registration Statement and related prospectuses, the Shares and the associated Purchase Rights will be validly issued and the Shares will be fully paid and nonassessable.

This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Purchase Rights at some future time based on the facts and circumstances existing at that time. In addition, it should be understood that our opinion addresses the Rights Agreement and the Purchase Rights in their entirety and not any particular provision of the Rights Agreement or the Purchase Rights and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Kenneth L. Guernsey
Kenneth L. Guernsey